EXHIBIT 99.1
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              Hirsch International Announces Sale and Leaseback of
                    Facility through Brandywine Realty Trust


HAUPPAUGE, N.Y. - March 12, 2001 - Hirsch International Corp. (NASDAQ: HRSH) and Brandywine Realty Trust (NYSE: BDN) today announced the completion of a sale and leaseback of Hirsch's headquarters facility in Hauppauge, NY. The sale of the 50,000 square foot facility located on 5.5 acres of land was valued at $4.25 million. Certain of Hirsch's operational functions will be consolidated in other locations, reducing their local ongoing needs to approximately 25,000 square feet, which will be leased back.

Hirsch's ongoing focus on improving operating efficiencies and customer service were key factors in the decision to sell the facility. Hirsch Used Machine Division repair operations have been moved to Solon, Ohio, and the parts and supplies fulfillment operations is now consolidated in Bensonville, Illinois. The software support group has been relocated to the Pulse Microsystems Ltd. subsidiary headquarters in Mississauga, Ontario. These moves will strengthen the operation of each division and improve overall operating efficiencies within Hirsch International.

Richard Richer, CFO of Hirsch, noted, "Hirsch believes that Hauppauge, Long Island, is an outstanding location to do business. Signing a ten-year lease with options to renew for additional terms is clear evidence of our commitment to our employees and the community. Employees involved in the relocated operations have been cross-trained and redeployed to other departments here at Hirsch company headquarters, backfilling vacant positions. This transaction unlocks a significant amount of capital to be reinvested in the operations of the company and at the same time permits us to better utilize our facilities in Solon and Bensonville."

Mark Hamer, vice president of Brandywine Realty Trust said, "We are very pleased to have been chosen for this transaction. Considering that Hirsch will be leasing back approximately half of the facility, we look forward to a long and mutually beneficial ongoing relationship."

Hirsch International Corp. is the leading single source provider to the embroidery industry. The Company supplies electronic computer-controlled embroidery machinery and related products and services. Hirsch offers a line of single-head and multi-head embroidery machines, application software, embroidery supplies and accessories, and flexible financing options.

Brandywine Realty Trust, with headquarters in Newtown Square, PA and regional offices in King of Prussia, PA, Mt. Laurel, NJ and Richmond, VA, is one of the Mid-Atlantic region's largest full-service real estate companies, with 251 commercial and industrial properties containing more than 16.6 million rentable square feet. In addition, Brandywine manages 45 properties containing 3.5 million rentable square feet, and is a partner in nine operating joint ventures containing over 1.2 million rentable square feet.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:                              Investor Relations:
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Richard M. Richer, CCM                 William A. Walkowiak, CFA
Chief Financial Officer                Izabela Buniek
Hirsch International Corp.             Lippert/Heilshorn & Associates, Inc.
(631) 436-7100                         (212) 838-3777
www.hirschintl.com                     www.lhai.com